Exhibit 10.16

SECOND AMENDMENT TO
LOAN AGREEMENT

Second Amendment to Loan Agreement, dated June 23, 2010, by and between New Enterprise Stone & Lime Co., Inc., a Delaware corporation (the “Borrower”), and Citizens Bank of Pennsylvania (the “Bank”) (the “Second Amendment”).

W I T N E S S E T H:

WHEREAS, the Borrower and the Bank entered into that certain Loan Agreement, dated September 30, 2009, as amended by that certain First Amendment to Loan Agreement, dated May 27, 2010, by and between the Borrower and the Bank (as further amended, modified, supplemented or restated from time to time, the “Loan Agreement”); and

WHEREAS, the Borrower and the Bank desire to amend certain provisions of the Loan Agreement pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

I.                                         All capitalized terms used herein which are defined in the Loan Agreement shall have the same meaning herein as in the Loan Agreement unless the context clearly indicates otherwise.

II.                                     Section 1.01 of the Loan Agreement is hereby amended by deleting the following definition in its entirety and each reference thereto contained in the Loan Agreement and the other Loan Documents is deemed to be deleted on and after the Second Amendment Effective Date:

“Existing Second Lien Credit Agreement”

III.                                 Section 1.01 of the Loan Agreement is hereby amended by adding the following definition in its proper alphabetical order:

“Material Contract” shall mean, (without duplication) (a) any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability (contingent or otherwise) of or to any such Person in an amount in excess of $7,000,000 per annum (other than road building or other materials supply contracts the monetary liability of or to any such Person in respect of which is in an amount in excess of $15,000,000 per annum), (b) indemnity agreements with any bonding companies, or (c) any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to result in a Material Adverse Change.

“Permitted Unsecured Indebtedness” shall mean any unsecured Indebtedness issued or incurred by the Borrower and any guarantees thereof by the Subsidiaries provided that (a) the terms thereof do not provide for any scheduled repayment, mandatory redemption, mandatory prepayment or sinking fund obligations prior to the date that is one hundred eighty (180) days after the Expiration Date (other than (i) customary offers to repurchase or mandatory prepayment provisions applicable upon a change of control or asset sale events; provided, however, in the case of asset sale events, such provisions shall provide that the proceeds of such asset sales may be used to prepay the Debt prior to any payment of the Permitted Unsecured Indebtedness, and (ii) customary acceleration rights after an event of default) and (b) the covenants and events of default are not, in any respect material to the Bank, more restrictive to the Borrower and its Subsidiaries than those herein.

“Second Amendment Closing Date” shall mean June         , 2010 or such other date as the parties hereto may agree in writing.

IV.                                 Section 1.01 of the Loan Agreement is hereby amended to delete the following definitions in their entirety and to insert in their stead the following:

“Capital Expenditures” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Second Amendment Closing Date.

“Existing First Lien Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of January 11, 2008, by and among the Borrower, the financial institutions party thereto and the Agent party thereto, as amended from time to time prior to the Second Amendment Closing Date.

“Permitted Acquisitions” shall have the meaning set forth in the Existing First Lien Credit Agreement as it exists on the Second Amendment Closing Date.

V.                                     Section 5.01(c) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(c) Monthly Financial Reports.  As soon as practicable and in any event within forty-five (45) days of the close of each of the first eleven Accounting Months of each year, the Borrower shall deliver to the Agent management-prepared profit and loss statements of the Borrower and its Subsidiaries on a Consolidated basis and broken down by location and Product Group for such Accounting Month in substantially the form of Exhibit N attached to the

Existing First Lien Credit Agreement as it exists on the Second Amendment Closing Date.

VI.                                 Section 5.15 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

5.15                           Financial Covenants.

The Borrower hereby covenants to any and all financial covenants which may be set forth in Article 6 of the Existing First Lien Credit Agreement (including, without limitation, those financial covenants set forth in Sections 6.1 [Net Worth], 6.2 [Fixed Charge Coverage Ratio], 6.3 [Total Leverage Ratio], 6.4 [Limitation on Capital Expenditures], 6.5 [Limitation on Operating Lease Expense] and 6.6 [Additional Provisions Respecting Calculation of Financial Covenants] of the Existing First Lien Credit Agreement), which are hereby collectively incorporated herein by this reference as if set forth herein at length, as such covenants exist on the Second Amendment Closing Date (collectively, the “Incorporated Provisions”).  Any defined terms appearing in such Incorporated Provisions shall have the meanings ascribed to such terms in the Existing First Lien Credit Agreement, as it exists on the Second Amendment Closing Date.  Any amendment or other modification of such Incorporated Provisions or any related defined terms shall not constitute an amendment to this Agreement without the express written agreement of the Bank that any such amendment or other modification shall constitute an amendment to this Agreement.  If a Termination occurs, all of the Incorporated Provisions and all related defined terms shall survive the Termination and shall continue in full force and effect as part of this Agreement; provided that at any time after a Termination, the Borrower shall, upon the Bank’s request, execute and deliver to the Bank a supplement or amendment to this Agreement, which supplement or amendment shall expressly incorporate into this Agreement all or any number of the Incorporated Provisions of the terminated Existing First Lien Credit Agreement.

VII.                             Section 6.02(h) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(h) unsecured Indebtedness (other than any unsecured Indebtedness otherwise described in this Section 6.02) in an aggregate outstanding principal amount not exceeding $8,000,000 at any time so long as such Indebtedness does not have covenants or defaults that are more restrictive than those set forth in this Agreement;

VIII.                         Sections 6.02(j) and 6.02(k) of the Loan Agreement are hereby deleted in their entirety and in their stead are inserted the following:

(j) the Indebtedness and other obligations arising under the Existing Credit Agreement;

(k) obligations in respect of the Stabler Indebtedness; and

IX.                                Section 6.02 of the Loan Agreement is hereby amended to insert therein as a new subsection (1) the following:

(1) the Permitted Unsecured Indebtedness in an aggregate outstanding principal amount not to exceed Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00) issued or incurred on or about the Second Amendment Closing Date.

X.                                    Section 7.0 l(i) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(i) The Borrower or any Subsidiary of the Borrower shall (i) default in the payment when due, or in the performance or observance, of any obligation or condition, of any Material Contract, which default results in or could reasonably be expected to result in a required payment of Three Million Dollars ($3,000,000) or more or results in or could reasonably be expected to result in a Material Adverse Change, unless the existence of any such default is being contested by the Borrower or such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Subsidiary to the extent required by GAAP, or (ii) (A) default (as payor or guarantor or other surety) in the payment of any Indebtedness (other than obligations under the Loan Documents) and the underlying obligation with respect to which a default has occurred aggregates Two Million Dollars ($2,000,000) or more or could result in a required payment of Two Million Dollars ($2,000,000) or more or is a default under the Second Lien Facility, or (B) suffer or permit to exist any condition in respect of any Indebtedness referred to in the immediately preceding clause (A) which would permit, or shall have caused, the acceleration of the payment, time for payment or maturity of any such Indebtedness, or (iii) default in the payment when due, or in the performance or observance, of any obligation or condition, except obligations and conditions under the Loan Documents, any Material Contract or Indebtedness of the sort covered by the immediately preceding clause (ii), whether now or hereafter incurred, which default results in or could result in a required payment of Two Million Dollars ($2,000,000) or more or results in or could result in a Material Adverse Change, unless the existence of any such default is being contested by the Borrower or such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Subsidiary to the extent required by GAAP, or (iv) there occurs any exercise of any put right of any holders of any of the Permitted Unsecured Indebtedness; or

XI.                                The provisions of Sections 2 through 10 of this Second Amendment shall not become effective until the Bank has received the following, each in form and substance acceptable to the Bank:

A.                                   this Second Amendment, duly executed by the Borrower and the Bank;

B.                                     payment of all fees and expenses owed to the Bank and the Bank’s counsel in connection with this Second Amendment;

C.                                     the documents listed in the Preliminary Closing Agenda set forth on Exhibit A attached hereto and made a part hereof; and

D.                                    such other documents as may be reasonably requested by the Bank.

XII.                            The Borrower hereby reconfirms and reaffirms all representations and warranties, agreements and covenants made by and pursuant to the terms and conditions of the Loan Agreement and the other Loan Documents, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Loan Agreement and the other Loan Documents, and except any such representations or warranties made as of a specific date or time, which shall have been true and correct in all material respects as of such date or time.

XIII.                        The Borrower acknowledges and agrees that each and every document, instrument or agreement which at any time has secured or will secure payment of the Debt including, but not limited to, the Loan Agreement, the Security Agreement and all applicable UCC-1 financing statements and other similar instruments executed and recorded with respect thereto continue to secure prompt payment when due of the Debt.

XIV.                        The Borrower hereby represents and warrants to the Bank that (i) the Borrower has the legal power and authority to execute and deliver this Second Amendment; (ii) the officers of the Borrower executing this Second Amendment have been duly authorized to execute and deliver the same and bind the Borrower with respect to the provisions hereof; (iii) the execution and delivery hereof by the Borrower and the performance and observance by the Borrower of the provisions hereof and of the Loan Agreement and all documents executed or to be executed therewith, do not violate or conflict with the organizational documents of the Borrower or any law applicable to the Borrower or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against the Borrower and (iv) this Second Amendment, the Loan Agreement and the documents executed or to be executed by the Borrower in connection herewith or therewith constitute valid and binding obligations of the Borrower in every respect, enforceable in accordance with their respective terms.

XV.                            The Borrower represents and warrants that (i) no Event of Default exists under the Loan Agreement or the other Loan Documents, nor will any occur as a result of the execution and delivery of this Second Amendment or the performance or observance of any provision hereof; and (ii) the Borrower presently has no claims or actions of any kind at law or in equity against the Bank arising out of or in any way relating to the Loan Agreement or the other Loan Documents.

XVI.                        Each reference to the Loan Agreement that is made in the Loan Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Loan Agreement as amended hereby.

XVII.                    The agreements and waivers contained in this Second Amendment are limited to the specific agreements and waivers made herein.  Except as amended hereby, all of the terms and conditions of the Loan Agreement shall remain in full force and effect.   This Second Amendment amends the Loan Agreement and is not a novation thereof.

XVIII.                This Second Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.

XIX.                       This Second Amendment shall be governed by, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (without regard to any conflict of law principles thereof).  Each of the parties hereto hereby consent to the nonexclusive jurisdiction of any Pennsylvania state court or federal court of the United States sitting in Allegheny County, Pennsylvania, and any appellate court from any thereof, in respect of actions brought against any such party as a defendant, with respect to any suit arising out of or mentioning this Second Amendment and hereby waives any right to which it may be entitled on account of place of residence or domicile.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this Second Amendment to be duly executed by their duly authorized officers the day and year first above written, as an instrument under seal.

ATTEST/WITNESS:			New Enterprise Stone & Lime Co., Inc.

By:	/s/ Thomas G. Frye	(SEAL)	By:	/s/ Paul I. Detwiler, III	(SEAL)
Name:	Thomas G. Frye		Name:	Paul I. Detwiler, III
Title:	Assistant Secretary		Title:	Executive Vice President

Citizens Bank of Pennsylvania

			By:	/s/ Benjamin K. Ditson
Benjamin K. Ditson, Vice President

ACKNOWLEDGMENT

COMMONWEALTH OF PENNSYLVANIA	)
)
COUNTY OF BEDFORD	)

On this 23rd day of June, 2010, before me, a Notary Public, personally appeared Paul I. Detwiler, III, who acknowledged himself to be the Executive Vice President of New Enterprise Stone & Lime Co., Inc., a Delaware corporation (the “Company”), and that he as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing his name, as Exec. Vice President of and on behalf of the Company.

IN WITNESS WHEREOF, I hereunto set my hand and affix my seal.

/s/ Kelly M. Burtnett

Notary Public

My Commission Expires: April 16, 2013	Commonwealth of Pennsylvania
Notarial Seal
[SEAL]	Kelly M. Burtnett, Notary Public
South Woodbury Twp., Bedford County
My Commission Expires April 16, 2013
Member, Pennsylvania Association of Notaries

EXHIBIT A

PRELIMINARY CLOSING AGENDA

[See Attached]